SADLER, GIBB& ASSOCIATES, L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Tiger Oil and Energy, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated January 19, 2012, with respect to the financialstatements of Tiger Oil and Energy, Inc.in its registration statement on Form S-1/A relating to the registration of 28,539,699 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

January 26, 2012